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                                                                    Exhibit 23.1



                        Consent of Independent Auditors
                        -------------------------------



The Board of Directors
ICG Communications, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of ICG Communications, Inc. of our report dated February 16, 2000, relating to the consolidated balance sheets of ICG Communications, Inc. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of ICG Communications, Inc.


                              /s/ KPMG LLP


Denver, Colorado
June 19, 2000